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EXHIBIT 99.1


SIMULATIONS PLUS
Integrating Science and Software

For Further Information:
SIMULATIONS PLUS, INC.
42505 10th Street West
Lancaster, CA 93534-7059

CONTACT:
Investor Relations
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Ms. Renee Bouche
Simulations Plus, Inc.
661.723.7723
info@simulations-plus.com

For Immediate Release:
July 20, 2006

                    SIMULATIONS PLUS ANNOUNCES STOCK DIVIDEND

               BOARD OF DIRECTORS APPROVES TWO-FOR-ONE STOCK SPLIT

LANCASTER, CA JULY 20, 2006 - Simulations Plus, Inc. (AMEX: SLP), a leading provider of simulation and modeling software for pharmaceutical discovery and development, announced today that its Board of Directors has approved a two-for-one split of the Company's common stock. The number of authorized shares remains at 20 million. Each shareholder of record at the close of business on Monday, July 31, 2006 will receive a stock dividend certificate for one additional share for every outstanding share held on the record date, and trading will begin on a split-adjusted basis on August 14, 2006. In accordance with the terms of the Stock Option Plan of 1996, employees with stock options will benefit from the split by receiving twice the number of shares at one-half the exercise price for options granted prior to the record date.

Walt Woltosz, chairman and chief executive officer of Simulations Plus, said, "In the meetings we've had with investors and potential investors as part of our investor relations program over several years, the `thin float' has been an ongoing issue. This dividend forward split will result in the public float increasing from about 1.6 million shares to about 3.2 million shares. The board of directors has decided that a stock dividend is appropriate at this time because of our demonstrated sustained growth and our expectation that this will continue."

ABOUT SIMULATIONS PLUS, INC.

Simulations Plus, Inc. is a premier developer of groundbreaking drug discovery and development simulation software, which is licensed to and used in the conduct of drug research by major pharmaceutical and biotechnology companies worldwide. We have two other businesses that are based on our proprietary technologies: a wholly owned subsidiary, Words+, Inc., which provides assistive technologies to persons with disabilities; and an educational software series for science students in middle and high schools known as FutureLab(TM). For more information, visit our Web site at www.simulations-plus.com.


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